NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE Arca hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on April 01, 2022, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on March 18, 2022 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between ETF Series Solutions and Investment Managers Series Trust II became effective after the close on March 18, 2022. Each ETF Series Solutions shareholder will receive the number of shares of beneficial interest of the Investment Managers Series Trust II equal in value to the aggregate net asset value of the shares of the ETF Series Solutions held by the ETF Series Solutions shareholder immediately prior to the Reorganization. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on March 21, 2022.